CONTRACT FOR THE COMPOUNDING OF PHARMACEUTICAL PRODUCTS

This CONTRACT FOR THE COMPOUNDING OF PHARMACEUTICAL PRODUCTS (this “Agreement”) is hereby entered into this 16th day of May, 2016, by and between Immune Therapeutics, Inc., a corporation organized and currently existing in good standing under the laws of the State of Florida (“IMUN”), and Complete Pharmacy and Medical Solutions, LLC, a limited liability company also known as Complete Pharmaceutics and organized and currently existing in good standing under the laws of the State of Florida (“CPMS”). IMUN and CPMS are sometimes hereinafter referred to individually as a “party” and/or collectively as the “parties”.

WHEREAS, IMUN has developed a pharmaceutical product designed to enhance the immune system and treat various diseases, including lymphoma, HIV virus/AIDS, Kaposi Sarcoma, Lymphoma, Ovarian Cancer, Epithelial, Germ Cell Tumor, Low Malignant Potential Tumor, Crohn’s Disease, Prostate Cancer, Irritable Bowel Syndrome, Pancreatic Cancer, Pancreatic Neuroendoctrine Tumors, Parkinson’s disease, multiple sclerosis, and herpes. This product is composed of the active drug naltrexone hydrocholoride and can be commercialized in the form of a tablet, capsule, or as a cream. The product is called LDN. IMUN has the proprietary and legal rights to LDN. The form of this drug can be modified as agreed to in writing by the parties; and

WHEREAS, CPMS is a pharmacy that specializes in the compounding of a variety of pharmaceutical products, and has the necessary licenses and permits to compound, import and sell pharmaceutical products. At such time as IMUN obtains the necessary approvals to commercialize LDN, IMUN will notify CPMS in a timely manner to obtain the necessary permits to produce and commercialize LDN and will provide the information and documentation for CPMS to obtain these permits; and

WHEREAS, the purpose of this Agreement is to set out the terms and conditions under which CPMS will carry out the services of compounding, packaging and distributing the LDN tablets, capsules and/or creams (the “LDN-CDS”); and

WHEREAS, the tablets, capsules and creams will be compounded for shipment to patients in the United States or any other areas authorized by CPMS. In the compounding and packaging process, CPMS must also comply with the United States of America’s Food and Drug Administration’s (“FDA”) good manufacturing practices (“CGMP”) and those of any regulatory bodies.

NOW, THEREFORE, FOR AND IN CONSIDERATION OF THE RECITALS/WHEREAS CLAUSES SET FORTH ABOVE, WHICH SHALL BE DEEMED AN INTEGRAL PART OF THIS AGREEMENT AND NOT MERELY RECITALS THERETO, AND FOR $10.00 AND OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED AS RECEIVED BY EACH PARTY FROM THE OTHER, THE PARTIES AGREE AS FOLLOWS:

1.	CPMS REPRESENTATIONS AND OBLIGATIONS: CPMS hereby represents and agrees as follows:

A)	To have all permits and licenses necessary to carry out the LDN-CDS;

B)	To ship the amounts of compounded LDN ordered by physicians for their patients within thirty (30) days from the day the order is received;

C)	To use only the Active Pharmaceutical Ingredients (the “API”) and raw materials that have been previously approved by IMUN and only in the amounts that have been previously indicated in writing;

D)	To obtain and pay for an insurance policy that protects the raw materials that are provided by IMUN and the finished LDN tablets, capsules and/or creams (the “LDN-P”) against any natural disaster, or destruction of any reasonably insurable type (the “Insurance”). The Insurance must at all times protect the goods at the market value of the inventory, finished and unfinished goods and raw materials provided by IMUN from time to time, and must name IMUN as an additional loss payee;

E)	To allow, upon prior reasonable notice, periodic inspection of the compounding and packaging process to be carried out either by IMUN directly or by an agreed to third party on behalf of IMUN;

F)	To order in advance and have shipped directly to CPMS all API for the LDN-CDS and packaging materials for the LDN-P;

G)	To ensure strict compliance with the CGMP; and

I)	To provide sufficient storage space for the raw materials, ingredients, and packaged products and to protect them from theft, flooding or vermin and spoilage and provide the aforementioned Insurance.

2.	IMUN’S REPRESENTATIONS AND OBLIGATIONS: IMUN hereby represents and agrees as follows:

A)	To provide sales and marketing assistance necessary to allow CPMS to fulfill its obligations;

B)	CPMS and IMUN agree that under the authorization of IMUN and IMUN’s patents, CPMS shall order and have shipped directly to CPMS the API necessary for the production of the LDN-CDS and CPMS shall submit a purchase order for such API to IMUN. IMUN shall pay such purchase order directly to the supplier of the API by sending funds by wire transfer to such supplier within three (3) business days of receipt of such purchase order. Notwithstanding the foregoing, upon CPMS receiving a minimum of 10,000 orders (prescriptions) per month (a “10K Month”), CPMS will pay for the API for each such 10K Month;

C)	The rights provided to CPMS herein to provide the LDN-CDS and produce the LDN-P, are exclusive only to CPMS and will not be provided to any other party or entity during the term of this Agreement;

D)	To provide CPMS with specifications for raw materials and the LDN-P;

E)	To provide CPMS with the necessary technical specifications for the compounding and packaging processes of the LDN-P, as available;

F)	In the event this Agreement is terminated by IMUN for any reason, to reimburse CPMS for all unused packaging materials for the LDN-P, which unused packaging materials CPMS will provide to IMUN;

G)	To pay CPMS, all agreed upon amounts, in a timely manner (within 10 days of receipt of an invoice from CPMS);

H)	In the event that CPMS does not receive and ship at least 1,000 orders (prescriptions), to reimburse CPMS for 100% of the “ramp up costs” of providing the LDN-CDS and producing the LDN-P, even in the case where IMUN cancels/terminates this Agreement, which provision shall survive the cancellation/termination of this Agreement (for purposes of this Agreement, “ramp up costs” are defined as all costs and expenses of labor and materials related to the testing, and required FDA and other governmental documentation/approvals of test data);

I)	To assign a person from IMUN, agreeable to both parties, to be in charge of communication between IMUN and CPMS;

J)	To provide the design of the secondary packing and the instructions in any language IMUN needs; and

K)	To submit all marketing materials to CPMS for review and approval and such marketing materials must be reviewed and approved by CPMS in writing.

3.	CPMS agrees that:

A)	The raw materials provided for the LDN-CDS are to be used strictly for the compounding and packaging process of LDN and may under no circumstance be sold, transferred, or create a lien over, unless IMUN has given prior written consent for such sale, transfer or lien;

B)	Under no circumstances will CPMS sell a pharmaceutical product containing the same formula and technical specifications as those used to manufacture and produce LDN; and/or

C)	CPMS will not share, license, or otherwise transfer the formula or technical specifications for the manufacturing of LDN.

4.	QUALITY CONTROL: IMUN will have the right, upon reasonable prior notice and at IMUN’s own cost and expense, to carry out quality audits or to consent through an agreed to third party to inspect the compounding and packaging processes. IMUN may solicit any quality certificate from CPMS that may be required by the regulatory bodies of the United States, as it relates to the LDN-P.

5.	TERM. This Agreement will have an initial term of three (3) years starting on the date of execution by all parties. The parties may agree to extend the term of this Agreement for one (1) year under the same terms and conditions, which agreement shall be made in writing, and executed at least sixty (60) days before the expiration of this Agreement.

6.	EARLY TERMINATION: The parties can terminate this Agreement under any of the following circumstances:

A)	Mutual agreement, in writing,

B)	Either party may terminate this Agreement if the other party fails to materially comply with any of the material obligations that are to be fulfilled hereunder. In such an event, the nonbreaching party shall give written notice of such breach and the other party shall have thirty (30) days to cure same before the termination is final. In case of early termination by IMUN, CPMS will return any and all raw materials, finished products, patents, documents containing technical information, and any other property that belongs to IMUN and complete all existing LDN purchase orders before termination, so long as IMUN simultaneously reimburses CPMS for all costs, expenses and profit related to same.

7.	PAYMENT: CPMS will pay IMUN for every tablet or capsule it manufactures, packages and thereafter sells, calculated in accordance with the attached Exhibit “A” Payment Terms and Conditions, which Exhibit A is incorporated into this Agreement by this reference. Reconciliation and payment for each week (ending Friday) will be made by the following Wednesday.

To enable IMUN to reconcile amounts paid weekly in accordance with this section 7, CPMS will provide IMUN with the following information on a per batch basis:

(a) A list of all invoices evidencing shipments that occurred for the subject batch, showing the number of the tablets, capsules and/or creams that were compounded and shipped to patients, and the prices paid by patients; and

(b) A list of all shipping costs incurred by CPMS to make the shipments in (a) above, together with copies of invoices or statements provided by the shipping vendor; provided, however, that if CPMS receives a 10K Month, CPMS will not be required to provide the information in 7 (a) and (b) above for that 10-K Month.

IMUN shall have the right, upon reasonable prior notice and at IMUN’s own cost and expense, to carry out periodic audits to verify that all amounts owed to IMUN have been paid.

If during the term of this Agreement, the costs for manufacturing and packaging should increase, CPMS shall inform IMUN in writing within no more than sixty (60) days of such increase (the “Increase Notice”), at which time both parties shall, within 10 days of the date of such Increase Notice, reach a new agreement on pricing in the form of an addendum or CPMS may immediately terminate this Agreement without any further notice or cure period.

8.	ASSIGNMENT: Neither party may, under any circumstances, assign this Agreement, either totally or partially, nor the rights contained herein without the prior written consent of the other party and the assignee’s assumption of all of the obligations of the assignor as set forth herein.

9.	LABOR RELATIONSHIP: This Agreement does not create any type of labor relationship between IMUN and the employees of CPMS. Therefore, CPMS and IMUN will be solely responsible for paying any and all wages, indemnifications, insurance policies, or any other payment due to its employees in accordance with all labor laws, any internal regulation and any trade union agreement, if one were to exist.

10.	NONDISCLOSURE: “Confidential Information” shall be defined as any nonpublic information disclosed by one party to the other party and shall be deemed to include the following information of the respective parties, without limitation: (a) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (b) patents, trade secrets, techniques, processes, business methodologies, schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design and drawings and manuals, and improvements; (c) information about costs, profits, markets and sales; (d) plans for future development and new product concepts; (e) all documents, books, papers, drawings, models, sketches, graphic design, photographs, type fonts, topographical treatments and text, illustrations, visual designs, animation, sound, visual elements, prints and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments.

Notwithstanding the foregoing, Confidential Information of a party shall not include information that (i) has become public knowledge through legal means without fault by the receiving party, (ii) is already public knowledge prior to the disclosure of the Confidential Information by the party disclosing Confidential Information (“Disclosing Party”) to the party receiving Confidential Information (“Receiving Party”), (iii) is known to the Receiving Party prior to Disclosing Party’s disclosure of the same pursuant to this Agreement, or (iv) is independently developed by the Receiving Party without reference to or use of the Confidential Information.

In the performance of this Agreement or in contemplation thereof, each party and its employees and agents may have access to Confidential Information owned or controlled by the other party. All Confidential Information supplied by one party to the other shall remain the exclusive property of the party supplying same. The Receiving Party shall use a reasonable degree of care, which in any event shall not be less than the same degree of care which the Receiving Party uses to protect its own proprietary and confidential information, to keep, and have its employees and agents keep, confidential any and all Confidential Information. In keeping therewith, the recipient shall not copy or publish or disclose the Confidential Information to others, or authorize its employees, or agents or anyone else to copy, publish or disclose it to others, without the Disclosing Party’s written approval, nor shall the Receiving Party make use of the Confidential Information except for the purposes of executing its obligations under this Agreement, and shall return the Confidential Information to the Disclosing Party at its request.

Without limiting the preceding paragraph, each party recognizes and acknowledges that:

(i) the Confidential Information is a valuable, special and unique asset of the Disclosing Party and that disclosure of any confidential information would cause considerable harm to the Disclosing Party’s business reputation;

(ii) it is vital to the Disclosing Party’s legitimate business interests that (1) the confidentiality of the Confidential information be preserved and (2) the Confidential information only be used for the purpose of this Agreement;

(iii) disclosure of the Confidential Information to any other person or entity or use of the Confidential Information by or on behalf of any other person or entity could result in irreparable harm to the Disclosing Party;

(iv) disclosure or use beyond the permitted scope of Confidential Information entrusted to the Disclosing Party by its clients and contractors could expose Disclosing Party to substantial damages; and

(v) Receiving Party shall not use or in any way implement the Confidential Information to compete with the Disclosing Party.

The furnishing of Confidential Information hereunder shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action (except as it relates to the purpose of this Agreement), by Disclosing Party under any of its patents or other intellectual property rights.

11.	INTELLECTUAL PROPERTY RIGHTS AND USE OF INFORMATION: All trademarks, US and foreign patents and extensions thereof, trade secrets, formulas, ideas, designs, computer software, discoveries and procedures used or disclosed by IMUN in relation to the services agreed upon in this Agreement are owned exclusively by IMUN and may be used only in relation to the manufacturing and packaging processes described herein. Unless otherwise in the public domain, they may be given no other use unless there is prior written consent by IMUN.

12.	FORCE MAJEURE: For purposes of this Agreement, “Force Majeure” shall mean a cause or event that is not reasonably foreseeable or prevented or otherwise caused by or under the control of the party, such as floods, wars and riots. If a case of Force Majeure were to arise which materially affects the duties or obligations of a party, the party affected by it must inform the other party in writing of its occurrence within three (3) business days. In that case, both parties may then agree on one of the following:

A)	To continue to carry out this Agreement under the same terms and conditions, making provision for compliance subject to the issues affected by the Force Majeure;

B)	To continue to carry out this Agreement under new conditions;

C)	To terminate this Agreement without any further obligations;

D)	If no agreement is reached, this Agreement may be terminated by the party to whom the duties or obligations are due, after proper notice and time to cure regarding a default (as set forth in this Agreement).

13.	CONFLICT RESOLUTION: This Agreement shall be governed by, construed and enforced in accordance with the laws of the jurisdiction in the State of Florida. Any dispute that the parties cannot resolve through mediation must submit to arbitration. Such arbitration shall be arbitrated in Palm Beach County, Florida, whether commenced by IMUN or CPMS, in accordance with the applicable rules of the American Arbitration Association, Commercial Dispute Resolution Procedures, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction.

14.	REVISION AND MODIFICATIONS TO THIS AGREEMENT: The parties agree to revise this Agreement, on an annual basis. Any modification that may be agreed upon must be done in writing signed by the parties and in the form of an addendum and will be considered part of this Agreement.

15.	MISCELLANEOUS:

A)	Subject to applicable law, this Agreement may be amended, modified, or supplemented only by a written agreement signed by parties.

B)	Any failure of any party to comply with any obligation, covenant, agreement, or condition herein may be waived by the party entitled to the performance of such obligation, covenant, or agreement or who has the benefit of such condition, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent will be given in a manner consistent with the requirements for a waiver of compliance as set forth above.

C)	All notices, requests, demands, and other communications required or permitted hereunder will be in writing and will be deemed to have been duly given when delivered by hand, or one day when sent overnight by a nationally recognized overnight delivery service (such as FEDEX), or two days after being mailed by certified or registered mail, return receipt requested, with postage prepaid:

If to IMUN:	Immune Therapeutics, Inc.
37 North Orange Ave., Suite 607
Orlando, Florida 32801
Attention: General Counsel

If to the CPMS:	Complete Pharmacy and Medical Solutions, LLC
5829 NW 158th Street
Miami Lakes, Florida 33014
Attention: Dr. Gregory G. Gaiser

or to such other address as the parties may furnish to each other in writing.

D)	All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor effect the interpretation of this Agreement.

E)	This Agreement contains the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

F)	This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

G)	In the event an arbitration is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that the prevailing party shall be entitled to reasonable attorneys’ fees to be fixed by the arbitrator and/or appellate court.

H)	In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included, unless it is a Saturday, Sunday, or a legal holiday, in which event the period shall begin to run on the next day which is not a Saturday, Sunday, or legal holiday, in which event the period shall run until the end of the next day thereafter which is not a Saturday, Sunday, or legal holiday.

I)	All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

J)	This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

K)	The parties hereto shall execute and deliver all documents, provide all information and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

L)	Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

M)	If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Immune Therapeutics, Inc.	Complete Pharmacy and Medical Solutions, LLC

By:		By:
	Noreen Griffin, CEO		Dr. Gregory G. Gaiser, Managing Member

Exhibit “A” Payment Terms and Conditions

Net Distributable Revenue Calculation (30 day supply) Without Blister Pack:

Gross Revenue (excluding actual shipping costs)	(A)

Less API Cost .06 Per Tablet (Advanced by IMUN)	(B)

Less CC Charges (Advanced by CPMS)	(C)

Credit Card Charge @ 2.5% (calculated with shipping charge)
Total Per Order

Net Distributable Revenue	(D)

*Shipping Charge of a flat $10.00 for ground will be collected and retained by CPMS. Additional charge for overnight shipping will be determined based on patient zip codes.

IMUN Reimbursement Calculation:

API Reimbursement	(B)
50% of Net Distributable Revenue	(D)

Due to IMUN	Total of B&D